UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
__________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 1, 2005

GOLDSPRING, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	000-32429	65-0955118

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8585 East Hartford Drive, Suite 400, Scottsdale, Arizona 85255

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (480) 505-4040

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 3.02. Unregistered Sales of Equity Securities.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.

     Settlement Agreement Regarding Failure to File Registration Statement

     In April 2005, Goldspring, Inc. (the “Company”) entered into a separate settlement agreement with the investors who entered into the restructuring transaction with the Company effective November 30, 2004.

     During November 2004, pursuant to the terms of the restructuring and the convertible notes issued in connection therewith, the Company agreed to amend its pending registration statement to cover the resale of shares of common stock issuable upon conversion of the notes and issuable upon exercise of the warrants issued in the restructuring. As a result of recent stockholder disputes, the Company was unable to satisfy its obligations to amend its registration statement, which resulted in the accrual of approximately $888,052 of liquidated damages through March 29, 2005, which damages are payable in cash and calculated as set forth in the subscription agreement entered into in connection with the restructuring. In lieu of the cash liquidated damages due to the investors, and upon the investors’ agreement to waive certain anti-dilution rights and protective rights contained in the subscription agreement, convertible notes, and warrants, the Company agreed to issue to the investors 59,203,918 shares of its restricted common stock, which reflects a conversion rate of $0.03 per share. The Company granted registration rights related to the shares issued in the settlement.

     Settlement Agreement Regarding Mandatory Redemption Payment

     On March 31, 2005, the Company entered into a separate settlement agreement with the investors who entered into the restructuring transaction with the Company effective November 30, 2004.

     Pursuant to the restructuring of and the terms of the subscription agreement, convertible note holders have the right to a mandatory redemption payment in the event the Company is prohibited or otherwise fails to issue shares of its common stock to converting note holders. During December 2004, the Company received notice from holders of approximately $3.8 million of convertible notes of their intention to convert into shares of the Company’s common stock. The Company did not issue or deliver the common stock within the period required in the subscription agreement and as a result, a note holder elected to demand payment pursuant to the mandatory redemption payment provisions of the subscription agreement. At December 31, 2004, the Company had recognized a current liability of $6,854,005 relating to the demand for payment. The Company has issued six secured convertible notes in an aggregate amount of $6,854,005.

     Settlement Agreement Regarding Failure to Deliver Shares

     In April 2005, the Company entered into a separate settlement agreement with the investors who entered into the restructuring transaction with the Company effective November 30, 2004.

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     Holders of convertible notes wishing to convert approximately $480,000 of their notes have not elected to demand payment pursuant to the mandatory redemption payment provisions of the subscription agreement and, on March 18, 2005, the Company instructed its transfer agent to issue approximately 4.2 million shares of its common stock to these converting note holders. Under the terms of the subscription agreement, the Company had three business days following receipt of the notice of conversion of notes to deliver to the holders free-trading common stock certificates (the “Delivery Date”). Failure to deliver the shares by the Delivery Date resulted in liquidated damages of 1% of the note principal amount being converted per business day thereafter. The Company failed to deliver the shares for 84 days after the Delivery Date, resulting in the liquidated damages of $403,175. In lieu of a cash payment of the liquidated damages, the Company has agreed to issue convertible notes for the amount of liquidated damages due. The convertible notes will have essentially the same terms and conditions as the notes issued in the November 30, 2004 restructuring.

Item 3.02. Unregistered Sales of Equity Securities.

     Reference is made to the Settlement Agreement entered into by the Company and further described under Item 1.01 of this Current Report on Form 8-K. The disclosure contained in Item 1.01 is hereby incorporated by reference into this Item 3.02, and the Settlement Agreement has been filed as an exhibit to this Report.

     The Company issued the shares of restricted common stock to the approximately 41 investors in reliance upon the exemption provided by Section 4(2) of the Securities Act, as a transaction by an issuer not involving a public offering.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2005	GOLDSPRING, INC.

	By:	/s/ Robert T. Faber

Robert T. Faber President and Chief Executive Officer

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